Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CEA Industries, Inc. of our report dated March 29, 2024, with respect to the consolidated financial statements of CEA Industries, Inc. for the years ended December 31, 2023 and 2022, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Draper, UT

January 15, 2025